Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-209180, No. 333-179316 and No. 333-179315) of Post Holdings, Inc. of our report dated 20 June 2017 relating to the financial statements of Latimer Newco 2 Limited, which appears in this Current Report on Form 8-K/A of Post Holdings, Inc.

/s/ PricewaterhouseCoopers LLP
East Midlands, United Kingdom
15 September 2017